Investor Presentation Filed Pursuant to Rule 433 Registration No. 333-202916 December 8, 2016 © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Forward Looking Statements The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to: weakness or a decline in the U.S. economy, in particular in New Jersey, New York Metropolitan area (including Long Island) and Florida; unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities; less than expected cost savings from the maturity, modification or prepayment of long-term borrowings that mature through 2022; further prepayment penalties related to the early extinguishment of high cost borrowings; less than expected cost savings in 2016 and 2017 from Valley's branch efficiency and cost reduction plans; lower than expected cash flows from purchased credit-impaired loans; claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters; cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; results of examinations by the OCC, the FRB, the CFPB and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, require us to reimburse customers, change the way we do business, or limit or eliminate certain other banking activities; government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve; our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements); higher than expected loan losses within one or more segments of our loan portfolio; unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; unanticipated credit deterioration in our loan portfolio; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events; an unexpected decline in real estate values within our market areas; changes in accounting policies or accounting standards, including the potential issuance of new authoritative accounting guidance which may increase the required level of our allowance for credit losses; higher than expected income tax expense or tax rates, including increases resulting from changes in tax laws, regulations and case law; higher than expected FDIC insurance assessments; the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships; lack of liquidity to fund our various cash obligations; unanticipated reduction in our deposit base; potential acquisitions that may disrupt our business; declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities; future goodwill impairment due to changes in our business, changes in market conditions, or other factors; legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model; our inability to promptly adapt to technological changes; our internal controls and procedures may not be adequate to prevent losses; the inability to realize expected revenue synergies from the CNL merger in the amounts or in the timeframe anticipated; inability to retain customers and employees, including those of CNL; and other unexpected material adverse changes in our operations or earnings. A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Offering Summary 3 Issuer: Valley National Bancorp Exchange / Listing: Offering Format: Security: Base Shares Offered: Overallotment: Use of Proceeds: Lock-Up: Sole Manager: NYSE: VLY SEC Registered Common Stock 8,400,000 shares (100% Primary) 10% General Corporate Purposes 60 days Keefe, Bruyette & Woods, A Stifel Company

Valley National Bancorp Traded on the New York Stock Exchange (NYSE: VLY) Regional Bank Holding Company Headquartered in Wayne, New Jersey Founded in 1927 Average Balance Sheet & Other Items 3Q 2016 3Q 2015 Assets $22.1 billion $19.5 billion Interest Earning Assets $19.9 billion $17.6 billion Loans $16.6 billion $14.7 billion Deposits $16.7 billion $14.6 billion Shareholders’ Equity $2.3 billion $2.0 billion Total Employees* 2,845 2,846 Overview of Valley National Bancorp Branches209 ATMs225 *Total employees reflects the full-time equivalent as of the date shown © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Valley National Bancorp *Data as of November 8, 2016 Since the Bank was founded in 1927, Valley has never produced a losing quarter Large Regional Bank that Operates and Feels Like a Small Closely Held Company Shareholder Focus Demographic Focus Core Focus Balanced institutional and retail stock ownership More than 260 institutional holders or 56% of all shares Long-term investment approach Focus on cash dividends Large insider stock ownership including family members, retired employees and retired directors Operations in three (3) of the most heavily populated states Concentrated in wealthy markets Customer centric culture with experienced commercial lenders Superior credit quality Measured growth strategies Seasoned management team © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Our 2020 Vision NJ NY FL Vision Statement A premier commercial banking franchise with a diversified balance sheet Asset generator in three (3) of the best markets on the East Coast Strategic Focus Enhance noninterest revenue to deliver solid performance in a challenging environment Reduce operating expenses by utilizing technology to enhance and streamline the operations and delivery channels Expand the customer base by leveraging current infrastructure with emphasis on Florida to drive growth Bank Profile Asset Size: Mid-Size Bank Footprint: NJ / NY / FL Growth: Organic / Opportunistic Acquisitions © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

New York & New Jersey Franchise 178 Branches 16 Counties Core Demographic Overview NJ Core Market(1) New York City(2) Long Island U.S.A. Avg. Pop. / Sq. Mile 6,079 40,520 3,147 91 Avg. Household Income $103,362 $91,385 $120,590 $77,135 Avg. Deposits / Branch $120,448 $741,283 $137,345 $113,614 VLY Deposits $8.8 billion $2.3 billion $1.1 billion $16.4 billion VLY Deposit Market Share 6.34% 0.21% 0.92% 0.15% (1)NJ Core Market includes Passaic, Morris, Hudson, Essex and Bergen Counties (2)New York City includes Brooklyn, Queens and Manhattan; Demographic and deposit data for 2016 © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Florida Franchise 31 Branches 14 Counties Core Demographic Overview Central Tampa(1) Central Orlando(2) Southeast(3) Florida Avg. Pop. / Sq. Mile 2,219 1,101 1,308 379 Avg. Household Income $69,745 $65,894 $72,350 $67,858 Avg. Deposits / Branch $115,137 $93,911 $146,160 $94,918 VLY Deposits $0.1 billion $0.5 billion $1.4 billion $2.5 billion VLY Deposit Market Share 0.17% 1.10% 0.62% 0.50% (1)Central Tampa includes Pinellas & Hillsborough Counties (2)Central Orlando includes Orange, Brevard & Indian River Counties (3)Southeast includes Palm Beach, Broward & Miami-Dade Counties; Demographic and deposit data for 2016 © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Valley’s 3Q 2016 Highlights Loan Growth for Select Portfolios(1) Financial Highlights Net income of $42.8 million was up 10 percent quarter over quarter and 19 percent year over year Net interest margin of 3.14 percent was unchanged from the prior quarter and up 5 bps from a year ago despite challenging environment Loans increased by $135.0 million or 3.3 percent on an annualized basis Net interest income positively impacted by solid loan growth and recently announced debt modifications Operating Efficiency Closed 3 redundant FL branches in 3Q 2016 in addition to the 28 originally announced in 2015 Linked quarter decline in non-interest expense positively impacted the efficiency ratio Credit Quality NPAs decreased 16.7 percent to $51.0 million from the prior quarter which represented 0.23 percent of total assets Recognized $3.3 million in net loan charge-offs largely due to one impaired C&I loan relationship Non-Performing Assets to Total Assets(2) (1)Loan growth is the change from June 30, 2016 to September 30, 2016, annualized (2)Excludes Purchase Credit Impaired Loans © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Diversified Funding Sources Deposit Growth Trend ($, in billions) Betas & Change in Duration Indicate Less Sensitivity to Increase in Rates Continued focus on maintaining an attractive, stable funding base with less sensitivity to changes in the interest rate environment Attractive Deposit Composition (3Q 2016) Business Non-Interest 25% Retail Non-Interest, 8% Retail MMDA, 7% Business MMDA, 11% Beta Duration (in years) No Change +100bps +200bps Business MMDA 0.240 5.38 5.23 5.05 Retail MMDA 0.488 5.43 5.25 5.06 Savings & IRA 0.125 5.77 5.61 5.44 NOW ex Government 0.312 8.15 7.93 7.70 Non-interest bearing 0.000 6.25 6.10 5.92 Total (weighted avg) 0.137 6.11 5.95 5.77 NOW ex Government, 6% Savings & IRA, 11% © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Branch Efficiency & Cost Reduction Plans 1. Expected Impact of Branch Efficiency Plan 2. Cost Reduction Plan to Yield Added Efficiencies Realized $11 million reduction in annual operating expense through end of 3Q 2016 compared to $4.5 million expected at date of announcement(1) Closed a total of 31 branches through September 30, 2016 more than the 28 originally announced Continued evaluation of customer delivery channels, branch usage patterns, and other factors Cumulative Net Reduction in Annual Operating Expense by Announced Plan(1) Expense Discipline Improving Efficiency(2) Realized $8.5 million reduction in annual operating expense through end of 2Q 2016 compared to $5 million expected at date of announcement(1) Streamline various aspects of Valley’s business model, staff reductions and further utilization of technological enhancements Efficiency ratio declined approximately 420 basis points from 63.8% last quarter to 59.6% in 3Q 2016(2) (1)Operating expense presented on a pre-tax basis (2)Actual and estimated efficiency ratio is total non-interest expense less amortization of tax credit investments divided by net interest income plus non-interest income ~ ~ ~ ~ © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Average Net Charge-Offs to Loans by Category Data as of November 8, 2016 Peer group includes banks between $10 billion and $50 billion in assets Average net charge-offs from 2003 through 2016 well anchored below peers demonstrating Valley’s prudent risk management practices © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Capital Profile Solid loan growth negatively impacted capital ratios in the quarter Capital ratios remain well above internal and regulatory minimums PCI Fair Value Adjustment & ACL* PCI FVA & ACL as Percent of Total Loans Bancorp Regulatory Capital Ratios Capital Highlights *Allowance for credit losses (ACL) Purchased credit impaired (PCI) loans; Fair value adjustment (FVA); Allocated by pool and cannot be utilized across pools © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Valley National Bancorp Appendix © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Asset & Loan Composition *Total Other Assets include bank owned branch locations carried at a cost estimated by management to be less than the current market value. Totals may not equal 100 percent due to rounding. 3Q 2016 Balance Sheet Mix ($22.4 billion) Composition of Loan Portfolio ($16.7 billion) © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved. Loans, 75% Securities, 14% Cash, 2% Intangible Assets, 3% Total Other Assets, 6% Commercial Real Estate, 50% Residential Mortgages, 17% Commercial Loans, 15% Auto Loans, 7% Other Consumer, 6% Construction, 5%

Total Commercial Real Estate - $8.4 Billion (Includes both Covered and Non-Covered Loans) -Average LTV based on current balances and most recent appraised value. -The total CRE loan balance is based on Valley’s internal loan hierarchy structure and does not reflect loan classifications reported in Valley’s SEC and bank regulatory reports. -The chart above does not include $722 Million in Construction loans. Construction composition displayed separately in presentation. Commercial Real Estate As of September 30, 2016 Primary Property Type $ Amount (Millions) % of Total Avg   2012 3Q Avg LTV LTV   Retail 1,602 19% 53%   50%    Apartments 1,464 17% 59%   39%   Mixed Use 1,119 13% 54%   46%   Coop Mortgages 983 12% 11%   N/A   Industrial 1,005 12% 52%   51%   Office 995 12% 54%   51%   Healthcare 330 4% 55%   59%   Specialty 346 4% 45%   49%   Other 236 3% 44%   34%   Residential 204 2% 56%   56%   Land Loans 123 2% 56%   65% Total $8,407 100% 50%     © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Total Retail Property Types - $1.6 Billion -Average LTV based on current balances and most recent appraised value -The chart above excludes construction loans. Construction composition displayed separately in presentation Composition of CRE Retail As of September 30, 2016 Retail Property Type % of Avg   2012 3Q Avg LTV Total LTV   Single Tenant 29% 53%   52%   Multi-Tenanted - Anchor 26% 54%   51%   Multi-Tenanted – No Anchor 24% 55%   53%   Auto Dealership 8% 50%   50%   Other 6% N/A   N/A   Food Establishments 4% 53%   54%   Entertainment Facilities 2% 47%   55%   Auto Servicing 1% 48%   48% © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

Composition of Construction Total Construction Loans - $722 Million -Construction loan balance is based on Valley’s internal loan hierarchy structure and does not reflect loan classifications reported in Valley’s SEC and bank regulatory reports. As of September 30, 2016 Primary Property Type $ Amount (Millions) % of Total   2012 3Q % of Total   Apartments 212 30%   14%   Mixed Use 147 20%   10%   Land Loans 125 17%   12%   Residential 117 16%   36%   Retail 48 7%   17%   Healthcare 30 4%   2%   Other 27 4%   5%   Specialty 16 2%   4% Total $722 100%     © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.

For More Information Log onto our web site: www.valleynationalbank.com E-mail requests to: tscortes@valleynationalbank.com Call Shareholder Relations at: (973) 305-3380 Write to: Valley National Bank 1455 Valley Road Wayne, New Jersey 07470 Attn: Tina Cortes, Shareholder Relations Specialist Log onto our website above or www.sec.gov to obtain free copies of documents filed by Valley with the SEC © 2016 Valley National Bank®. Member FDIC. Equal Opportunity Lender. All Rights Reserved.